MEMORANDUM

                             FT 3533
                       File No. 333-180575

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on April 19, 2012 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                         THE PROSPECTUS

Cover Page   The date of the Trust has been added.

Page 3       The following information for the Trust appears:

             The   Aggregate   Value   of  Securities   initially
             deposited has been added.

             The initial number of units of the Trust

             Sales charge

             The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

             The Mandatory Termination Date has been added.

Page 5       The   Report   of   Independent  Registered   Public
             Accounting Firm has been completed.

Page 6       The Statement of Net Assets has been completed.

Pages 7-10   The Schedule of Investments has been completed.

Back Cover   The date of the Prospectus has been included.


 THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

             The Trust Agreement has been conformed to reflect the execution thereof.

                                    CHAPMAN AND CUTLER LLP

April 19, 2012